   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 1, 2002, and the related Letter of
                               Transmittal and any
                            amendments or supplements
 thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in
         compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such actions as it may deem necessary to make the
                            Offer in any jurisdiction
         and extend the Offer to holders of Shares in such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                   ALL THE OUTSTANDING SHARES OF COMMON STOCK
                            PAR VALUE $.01 PER SHARE
                                       OF
                             NEWPOWER HOLDINGS, INC.
                                       AT
                               $1.05 NET PER SHARE
                                       BY
                         WINDSOR ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                  CENTRICA PLC

         Windsor Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Centrica plc, a public limited company organized under the laws of England and Wales ("Centrica" or "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of NewPower Holdings, Inc., a Delaware corporation ("NewPower" or the "Company"), at $1.05 per Share, subject to possible adjustment as set forth in the Merger Agreement (as defined below), net to the seller in cash (the "Offer Price"), without interest thereon upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 1, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to The Bank of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated (the "Dealer Manager"), the Depositary and D.F.King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. Following the Offer, Purchaser intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 28, 2002, WHICH DATE MAY BE EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT OR PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING THESE EXERCISE OF ALL OPTIONS, WARRANTS AND OTHER RIGHTS TO PURCHASE SHARES THAT HAVE AN EXERCISE PRICE EQUAL TO OR LESS THAN THE OFFER PRICE) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM CONDITION"),
(II) THE EXPIRATION OR TERMINATION OF ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER DESCRIBED IN THIS OFFER TO PURCHASE, (III) THE RECEIPT OF OTHER REQUISITE GOVERNMENTAL APPROVALS, INCLUDING OF THE FEDERAL ENERGY REGULATORY COMMISSION, (IV) THE APPROVAL OF THE BANKRUPTCY COURT ("THE BANKRUPTCY COURT") OVERSEEING THE CHAPTER 11 BANKRUPTCY PROCEEDINGS OF ENRON CORP. ("ENRON") AND CERTAIN OF ITS AFFILIATES OF CERTAIN AGREEMENTS BETWEEN NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES RELATING TO THE SETTLEMENT IN FULL OF OBLIGATIONS AND RIGHTS BETWEEN NEWPOWER AND ENRON AND THESE AFFILIATES WITH RESPECT TO COMMODITIES AND TRADING CONTRACTS BETWEEN THESE PARTIES, THE TERMINATION OF OTHER CONTRACTUAL OBLIGATIONS BETWEEN THESE PARTIES, THE APPROVAL OF A TENDER AGREEMENT BETWEEN PARENT, NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES PURSUANT TO WHICH ENRON AND CERTAIN OF ITS AFFILIATES HAVE AGREED TO TENDER SHARES AND (V) THE ISSUANCE OF AN INJUNCTION BY THE BANKRUPTCY COURT ENJOINING ANY PERSON FROM SEEKING FROM THE COMPANY OR ANY OF ITS SUBSIDIARIES ANY PAYMENT IN RESPECT OF OR CONTRIBUTION FOR ANY LIABILITIES OR OBLIGATIONS ARISING OUT OF OR RELATING PRIMARILY TO THE CONDUCT BY ENRON AND CERTAIN OF ITS AFFILIATES OF THEIR RESPECTIVE BUSINESSES OR THE OWNERSHIP OR THE OPERATION THEREOF. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 13 OF THE OFFER TO PURCHASE.

         The Offer is being made pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 22, 2002 by and among the Company, Parent and Purchaser. The purpose of the Offer is for Centrica, indirectly through Purchaser, to acquire a majority voting interest in the Company as the first step in a business combination. The Merger Agreement provides that, among other things, Purchaser will make the Offer and that simultaneously with or as soon as practicable after the purchaser of Shares pursuant to the Offer, receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company in accordance with relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), with the Company continuing as the surviving corporation (the "Merger"). A the effective time of the Merger (the "Effective Time"), each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares, if any, that are held by stockholders the Company who are entitled to demand and properly exercise dissenters' rights under the applicable provisions of the DGCL and Shares immediately prior to the Effective Time) will be converted into the right to receive the Offer Price, as it may be adjusted in accordance with the Merger Agreement, without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY, BY VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS HELD ON FEBRUARY 19, 2002, DETERMINED THAT IT IS IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS THAT THE COMPANY ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE OFFER, THE MERGER AND THE MERGER AGREEMENT ON THE TERMS AND CONDITIONS SET FORTH THEREIN, AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         THE OFFER PRICE IS SUBJECT TO POSSIBLE ADJUSTMENT ON THE FIRST DATE (THE "DETERMINATION DATE") THAT THE CONDITIONS TO THE OFFER (EXCEPT THE CONDITION THAT THE OFFER SHALL NOT HAVE EXPIRED) ARE SATISFIED, BASED ON CHANGES IN THE PRICE CURVES FOR ELECTRICITY AND NATURAL GAS BETWEEN THE SIGNING OF THE MERGER AGREEMENT AND THE DETERMINATION DATE. IF THE OFFER PRICE SHALL BE ADJUSTED AS DESCRIBED IN THIS PARAGRAPH, PURCHASER SHALL EXTEND THE OFFER SO THAT IT EXPIRES ON THE TENTH BUSINESS DAY AFTER THE DETERMINATION DATE, BUT IN NO EVENT SHALL PURCHASER BE OBLIGATED TO FURTHER EXTEND THE OFFER IF ANY CONDITION TO THE OFFER THAT WAS SATISFIED ON THE DETERMINATION DATE IS NOT SATISFIED AT THE EXPIRATION DATE. SEE SECTION 1 OF THE OFFER TO PURCHASE.

         Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 of the Offer to Purchase (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined in this Offer to Purchase) and not withdrawn as permitted by
Section 4 of the Offer to Purchase. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, March 28, 2002, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 Midnight, New York City time, Thursday, March 28, 2002, as such period may be extended is referred to as the "Offering Period". If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration of the Offering Period and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), (iii) any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iv) any other required documents.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 of the Offer to Purchase. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless the Offer Conditions have been satisfied. Pursuant to the Merger Agreement, Purchaser reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior consent of the Company (unless the Company takes certain actions relating to acquisition proposals as described in Section 11 of the Offer to Purchase), Purchaser will not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer except as set forth above, (iv) modify or add to the Offer Conditions, (v) except as described below, extend the Offer, or
(vi) change the form of consideration payable in the Offer.

         Notwithstanding the foregoing, Purchaser may (but shall not be obligated to, except as may be required in the case of an adjustment to the Offer Price as described above), without the consent of the Company, (i) extend the Offer for one or more periods of time (which, without the consent of the Company, shall not exceed ten days per extension), if at the Expiration Date of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (ii) extend the Offer for any period required by any order, decree or rating of, or any rule, regulation, interpretation or position of any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity") applicable to the Offer or (iii) provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period and Purchaser will announce the approximate number and percentage of Shares deposited as of the expiration of the Offer no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offer and such securities will be immediately accepted and promptly paid for.

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, April 30, 2002. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book entry tender as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

         If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of the Offer to Purchase.

         Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder who is a United States person whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will be long-term capital gain or loss if the stockholder has held the Shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%. THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAW. ACCORDINGLY, THE PAYMENT OF SUCH TAXES BY PURCHASER SHOULD HAVE NO EFFECT ON THE AMOUNT OF GAIN OR LOSS RECOGNIZED BY A STOCKHOLDER.

         The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided to Purchaser its list of stockholders and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record stockholders and will be mailed to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent at Purchaser's expense. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.



                     The Information Agent for the Offer is:
                              D.F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                    All Others Call Toll Free: (800) 755-3105

                      The Dealer Manager for the Offer is:

                              [MORGAN STANLEY LOGO]
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                            New York, New York 10036
                                 (212) 761-8292


March 1, 2002